INDEPENDENT AUDITORS' CONSENT

        We consent to the incorporation by reference in Registration Statement Nos. 33-84726, 33-84728, and 333-25981 of Paul-Son Gaming Corporation and Subsidiaries on Form S-8 of our report dated July 20, 2001 (except for the effects of the restatements discussed in Note 12, as to which the date is January 15, 2002) (which expresses an unqualified opinion and includes an explanatory paragraph relating to the restatements described in Note 12), appearing in the Annual Report on Form 10-K/A of Paul-Son Gaming Corporation and Subsidiaries for the fiscal year ended May 31, 2001.

/s/ DELOITTE & TOUCHE LLP

Las Vegas, Nevada
January 22, 2002